CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                          MONTHLY REPORT - January 2007
                                   -----------


                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (1,807,105.687 units) at December 31, 2006      $ 5,654,540,166
Additions of 1,540.414 units on January 31, 2007                      4,940,576
Redemptions of (15,286.444) units on January 31, 2007               (49,028,350)
Offering Costs                                                         (657,209)
Net Income (Loss) - January 2007                                    142,061,950
                                                                ---------------

Net Asset Value (1,793,359.657 units) at January 31, 2007       $ 5,751,857,133
                                                                ===============

Net Asset Value per Unit at January 31, 2007                    $      3,207.31
                                                                ===============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                      $ (67,390,102)
    Change in unrealized                                            205,669,241
  Gains (losses) on forward and options on forward contracts:
    Realized                                                          5,691,641
    Change in unrealized                                             10,085,906
  Interest income                                                    23,295,500
                                                                  -------------

                                                                    177,352,186
                                                                  -------------

Expenses:
  Brokerage fee                                                      35,106,136
  Performance fee                                                             0
  Operating expenses                                                    184,100
                                                                  -------------

                                                                     35,290,236
                                                                  -------------

Net Income (Loss) - January 2007                                  $ 142,061,950
                                                                  =============


                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on January 31, 2007                        $  3,207.31

Net Asset Value per Unit on December 31, 2006                       $  3,129.06

Unit Value Monthly Gain (Loss) %                                         2.50 %

Fund 2007 calendar YTD Gain (Loss) %                                     2.50 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

A strong start to a New Year ...

Fixed Income was a primary driver of performance in January as global economic momentum continued to accelerate. Growth in payrolls, firming retail sales, bottoming housing data and upbeat consumer confidence drove US bond prices lower, while European prices also declined on six year highs in consumer confidence and five year lows in German unemployment. Additional gains from the equity index sector resulted as prices continued their steady upward movement on strong M&A activity.

Small currency gains were driven by UK-related crosses as the Bank of England unexpectedly raised rates to combat rising inflation, while Energy losses were driven by price declines on inventory build-ups due to warmer than average temperatures.

On a personal note, following the completion of treatment, a recent scan indicated that I am free and clear of cancer. Still some healing to do, but otherwise a truly good start to the New Year.

Sincerely,

Bruce Cleland
President & CEO
Campbell & Company Inc.
General Partner